Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") dated January 18, 2006, is made by and between Hugh Chisholm and High Grade Mining Corp. ("High Grade"), a US corporation.

In consideration for their mutual promises and covenants and the terms and conditions contained in this Agreement, High Grade hereby offers and Chisholm hereby accepts employment with High Grade upon the terms and conditions set forth herein.

AGREEMENT

1.     Term; Termination of Employment.

1.1     The term of this employment pursuant to this Agreement shall be for a minimum of four (4) months and thereafter shall continue until terminated by High Grade or Chisholm. Either party may terminate the employment as follows:

  Chisholm may terminate his employment at any time and for any reason upon sixty (60) days written notice to High Grade.

  High Grade may terminate Chisholm's employment at will. If High Grade terminates Chisholm's employment without cause before April 30th, 2006, no further payments shall be due and payable to Chisholm. If High Grade terminates Chisholm's employment following May 1st, 2006, Chisholm shall be entitled to severance pay equal to one half of the salary paid to Chisholm for the period of employment following May 1st, 2006 to a maximum of six (6) months severance pay.

  High Grade may terminate Chisholm's employment for cause after reasonable notice of any non-performance has been given by High Grade to Chisholm and an opportunity has been afforded to Chisholm to remedy any instance of non-performance. For purposes of the preceding sentence, "cause" shall include, dishonesty, fraud, conviction or confession of a felony or of a crime involving moral turpitude, destruction or theft of High Grade's property, physical attach resulting in injury to a fellow employee, intoxication at work, use of narcotics or alcohol to an extent which impairs performance of duties, misconduct materially injurious to High Grade, or any breach or threatened breach of this Agreement. No severance pay shall be due and payable if Chisholm's employment is terminated for cause.

1.2     If Chisholm's employment is terminated, under paragraph 1.1a or 1.1c he shall continue to be bound by the terms of paragraph 5,6 and 7 of this Agreement.

2.     Duties; Responsibilities. Chisholm shall hold the offices of Director, President and Chief Operating Officer of High Grade and in such capacity shall carry out the duties and responsibilities commensurate with those offices as set forth in Schedule "A".

3.     Compensation.

3.1     During the term of this Agreement, Chisholm shall be paid an income equal to $72,000 per year on a twice-monthly basis. This salary may be increased from time to time.

As additional compensation Chisholm shall receive the following benefits:

  Incentive Stock Options in such amounts and at such prices as may from time to time be established under a Stock Option Plan to be adopted by High Grade

  Paid vacation benefits of 3 weeks per year subject to the normal policies and procedures established by High Grade from time to time;

4.     Benefits. Chisholm shall participate fully in all other benefits provided by High Grade to employees in his category of employment.

5.     Covenant Not to Compete. Subject to Paragraph 1.2 in consideration for the employment granted to him by this Agreement, Chisholm agrees that he will not directly or indirectly compete with High Grade during the term of his employment with High Grade or for a period of three (3) years from the date on which his employment with High Grade terminates, whichever period is longer. Said covenant not to compete shall include all geographical areas in which High Grade is actively marketing products as of the termination date and shall prohibit the following activities:

  design, develop, manufacture, produce, sell, market, solicit or accept orders with regard to any product, concept, know how or business line which is directly competitive with any aspect of the business of High Grade as conducted as of the termination date, whether or not using any Confidential Information; or

  anywhere in the world where High Grade is actively marketing products or services as of the date of termination of employment, have any business dealings or contacts except those which demonstrably do not relate to or complete with the business or interests of High Grade; or

  be an employee, employer, consultant, officer, director, partner, trustee or shareholder of more than 5% of the outstanding common stock of any person or entity that does any of the activities just listed.

The foregoing restrictive covenant shall not be considered to be breached by reason only of Chisholm holding any shares of a corporation where such shares are publicly traded.

6.     Ownership of Technology; Confidentiality. Subject to Paragraph 1.2 Chisholm recognizes and acknowledges that during the course of his employment he will have access to certain information not generally known to the public, relating to the products, sales or business of High Grade, which may include without limitation software, literature, data, programs, customer or contact lists, sources of supply, prospects or projections, manufacturing techniques, processes, formulas, research or experimental work, work in process, trade secrets or any other proprietary or confidential matter (collectively, the "Confidential Information"). Chisholm recognizes and acknowledges that this Confidential Information constitutes a valuable, special and unique asset of High Grade, access to and knowledge of which are essential to the performance of Chisholm's duties. Chisholm acknowledges and agrees that all such Confidential Information, including without limitation that which Chisholm conceives or develops, either alone or with others, at any time during his employment by High Grade, is and shall remain the exclusive property of High Grade. Chisholm further recognizes, acknowledges and agrees that in order to enable High Grade to perform services for its customers or clients, such customers or clients may furnish to High Grade Confidential Information concerning their business affairs, property, methods of operation or other data, that the goodwill afforded to High Grade depends upon High Grade and its employees preserving the confidentiality of such information, and that such information shall be treated as Confidential Information of High Grade and for all purposes under this Agreement.

6.1     Non-Disclosure. Subject to Paragraph 1.2 Chisholm agrees that, except as directed by High Grade, Chisholm will not at any time, whether during or after his employment with High Grade, use or disclose to any person for any purpose other than for the benefit of High Grade any Confidential Information, or permit any person to use, examine and/or make copies of any documents, files, data or other information sources which contain or are derived from Confidential Information, whether prepared by Chisholm or otherwise coming into High Grade's possession or control, without the prior written permission of High Grade.

6.2     Possession. Subject to Paragraph 1.2 Chisholm agrees that upon request by High Grade, and in any event upon termination of employment, Chisholm shall turn over to High Grade all confidential information in Chisholm's possession or under his control which was created pursuant to, is connected with or derived from Chisholm's services to High Grade, or which is related in any manner to High Grade's business activities or research and development efforts, whether or not such materials are in Chisholm's possession as of the date of this Agreement.

7.     Saving Provision. Subject to Paragraph 1.2 High Grade and Chisholm agree and stipulate that the agreements and covenants not to compete contained in the preceding paragraphs 5 and 6, including the scope of the restricted activities described therein and the duration and geographic extent of such restrictions, are fair and reasonably necessary for the protection of High Grade's Confidential Information, goodwill, and other protectable interests, in light of all of the facts and circumstances of the relationship between Chisholm and High Grade. In the event a court of competent jurisdiction should decline to enforce any provision of the preceding paragraphs, such paragraphs shall be deemed to be modified to restrict Chisholm's competition with High Grade to the maximum extent, in both time and geography, which the court shall find enforceable.

8.     Injunctive Relief. Chisholm acknowledges that disclosure of any Confidential Information or breach or threatened breach of any of the non-competition and non-disclosure covenants or other agreements contained herein would give rise to irreparable injury to High Grade or clients of High Grade, which injury would be inadequately compensable in money damages. Accordingly, High Grade or where appropriate, a client of High Grade, may seek and obtain injunctive relief from the breach or threatened breach of any provision, requirement or covenant of this Agreement, in addition to and not in limitation of any other legal remedies which may be available. Chisholm further acknowledges, agrees and stipulates that, in the event of the termination of employment with High Grade, Chisholm's experience and capabilities are such that Chisholm can obtain employment in business activities which are of a different and non-competing nature with his activities as an employee of High Grade; and that the enforcement of a remedy hereunder by way of injunction shall not prevent Chisholm from earning a reasonable livelihood. Chisholm further acknowledges and agrees that the covenants contained herein are necessary for the protection of High Grade's legitimate business interests and are reasonable in scope and content.

9.     General.

  This Agreement is made under and subject to the laws of the State of Nevada, USA;

  In the event it becomes necessary to enforce this Agreement through legal action, whether or not suit is actually commenced, the party which obtains substantial success in the legal action shall be entitled to his or its actual reasonable solicitor's fees and disbursements;

  There are no verbal or other agreements which modify or affect this Agreement; and

  All dollars expressed in this Agreement are in US dollars.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Employer:		Employee:
High Grade Mining Corp.

Per:	ELDEN SCHORN	HUGH CHISHOLM
Hugh Chisholm

- SCHEDULE A-
EMPLOYMENT AGREEMENT

Schedule of Responsibilities:

*     On site manager of Houston, Texas project office;

*     On site operations manager and supervisor for international emerging projects;

*     Director of Research and/or product development initiatives for securing Green credits; and

*     International manager of contractors, subcontractors and employees embarking on international projects